Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

(Peter Burns)

This separation agreement (the “Agreement”) is made effective this 13th day of February, 2008, by and between Jones Soda Co. (“EMPLOYER”) and Peter Burns (“EMPLOYEE”).

In consideration of the mutual promises contained in this Agreement, EMPLOYER and EMPLOYEE agree as follows:

1. EMPLOYEE’s employment with EMPLOYER will terminate effective March 31, 2008 (“Separation Date”). The termination will be without cause. On the Separation Date, the EMPLOYER will pay to the EMPLOYEE all accrued compensation earned through the Separation Date and all accrued but unused PTO (18 days), less applicable withholdings.

2. As a severance payment, EMPLOYER will continue to pay EMPLOYEE, at the latter’s present rate of compensation (i.e., a gross amount of $18,750.00 per month) for the time period of April 1, 2008 to December 31, 2008 (the “Severance Period”), less applicable withholdings (the “Severance Amount.”).

a. The Severance Amount will be paid in accordance with EMPLOYER’s payroll schedule during the Severance Period. Payment will be by check made payable to EMPLOYEE and sent to EMPLOYEE’s last-known address.

b. EMPLOYER does not agree to pay for EMPLOYEE’S car allowance or mobile phone during the Severance Period. Such benefits are excluded from this Agreement.

c. EMPLOYER’s obligation to pay the Severance Amount is in lieu of, and replaces, any obligation to pay severance under the employment agreement between the parties dated March 20, 2007.

3. During the Severance Period, EMPLOYER will pay for EMPLOYEE’S COBRA benefits. These payments will be treated as taxable income and will not be grossed up. Health benefits will be based on the prevailing health plan of EMPLOYER.

4. On March 31, 2008, EMPLOYER will pay EMPLOYEE a bonus in the amount of $112,500.00, less applicable withholdings.

5. EMPLOYEE acknowledges that this Agreement includes compensation and benefits he would not otherwise be entitled to receive under his employment agreement or any existing employee benefit plans provided by EMPLOYEE.

6. EMPLOYEE must submit any and all outstanding expense reports by March 31, 2008. All such reports must comply with EMPLOYER’s expense policy for reimbursement to issue.

7. The parties will issue a joint press release regarding this termination on March 31, 2008.

8. EMPLOYEE accepts the benefits contained in this Agreement in full satisfaction of all his rights and interests relating to his employment with EMPLOYER and, in consideration therefore, EMPLOYEE hereby releases EMPLOYER, its affiliates and subdivisions, successors, past and present officers, directors, agents, and employees from all claims (other than claims for the payments provided for under this Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which EMPLOYEE may have or claim to have against EMPLOYER arising from or during his employment or as a result of his separation from employment, including, but not limited to, workers’ compensation claims, claims of discrimination based on age (including claims under the federal Age Discrimination in Employment Law), race, color, national origin, sex, marital status, sexual orientation, physical or mental disability under any federal, state, or local law, rule, or regulation; claims under state or federal law governing the payment of wages; and claims under any express or implied contract. EMPLOYEE hereby covenants not to assert any such claims or causes of action. This release applies to all claims which arose up to the date of this Agreement. Excluded from this Release are any claims which cannot by law be released and any claims related to the enforcement of the terms of this Agreement.

9. EMPLOYEE represents that he has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily.

10. EMPLOYEE acknowledges that:

(a) Pursuant to applicable law, he has been offered the opportunity to review a copy of this Agreement for a period of twenty-one (21) days (the “Review Period”);

(b) EMPLOYER advised EMPLOYEE at the beginning of the Review Period to consult with an attorney concerning the terms and conditions of this Agreement, including without limitation the release set forth in this Agreement; and

(c) The terms and conditions of this Agreement have not been amended, modified, or revoked during the Review Period. EMPLOYER and EMPLOYEE agree that EMPLOYEE shall have seven (7) calendar days (the “Revocation Period”) following the date on which EMPLOYEE signs this Agreement to revoke his acceptance of the Agreement and the release set forth in this Agreement, and this Agreement shall not become effective until the Revocation Period has expired.

11. EMPLOYEE acknowledges the Confidentiality Agreement dated April 2, 2007, between EMPLOYER AND EMPLOYEE, and hereby affirms his continuing obligations pursuant to the terms of that agreement.

12. During the Severance Period, EMPLOYEE agrees to refrain from directly or indirectly soliciting the Company’s employee’s or independent agent so as to induce them to leave their employment relationship with EMPLOYER.

13. EMPLOYEE agrees to cooperate in a reasonable manner with EMPLOYER during the Severance Period with respect to transitional matters relating to EMPLOYEE’s duties at the company. Furthermore, EMPLOYEE agrees that during the Severance Period and thereafter, EMPLOYEE will cooperate with EMPLOYER in connection with any past, present, or potential litigation, including any and all class action lawsuits against EMPLOYER; such cooperation will include, but not be limited to, making himself available to testify and preserving any and all possible evidence in the case, such as documents, notes, and electronic materials. EMPLOYER agrees to reimburse EMPLOYEE for all reasonable out of pocket reasonable expenses associated with such cooperation,

14. The parties agree that the terms and conditions of this Agreement and the negotiations regarding this Agreement are strictly confidential. With the exception of EMPLOYEE’S immediate family, counsel, and financial advisors, and EMPLOYER’s counsel and financial advisors or as necessary to effectuate the terms of this Agreement, EMPLOYEE and EMPLOYER represent that the terms and conditions of this Agreement have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, without prior written approval. EMPLOYEE and EMPLOYER further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agrees to accept responsibility for any breach of confidentiality by any individual to whom they disclose the terms and conditions of this Agreement. Nothing in this paragraph or Agreement, however, shall prevent the parties from responding to an order or subpoena from an administrative agency or a court of competent jurisdiction.

15. The parties agree not to make any public statements or take any actions to disparage, place in a negative light, or impair the reputation, goodwill, or commercial interest of the other party; provided, however, that this provision shall not prevent the parties from responding to an order or subpoena from an administrative agency or a court of competent jurisdiction.

16. EMPLOYEE represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by EMPLOYER or any of its employees or agents concerning this Agreement.

17. EMPLOYEE represents that his rights and duties hereunder are personal to him, and not assignable to others, except by will or by the laws of descent and distribution. EMPLOYEE represents that he is the true party in interest and that he has not filed any complaints, charges, or lawsuits against EMPLOYER and agrees that he will not do so at any time hereafter relating to or arising out of events occurring prior to the date of this Agreement. EMPLOYER may assign its rights under this Agreement, along with the assumption of its obligations hereunder, in connection with any merger or consolidation of EMPLOYER or any sale of all or any portion of EMPLOYER’s assets. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

18. Promptly following EMPLOYEES’s termination of employment, EMPLOYEE shall return to EMPLOYER all property of EMPLOYER (in whatever medium), and all copies thereof, in EMPLOYEE’s possession or under his control.

19. EMPLOYEE acknowledges that any violation of the nonsolicitation provisions of this Agreement (paragraphs 12 above) will cause irreparable harm to EMPLOYER, and EMPLOYER shall be entitled to extraordinary relief in court, including, but not limited to, equitable relief, such as injunctive relief.

20. This Agreement is intended to constitute a full and final resolution of EMPLOYEE’s employment relationship with EMPLOYER. Interpretation of this Agreement shall be under Washington law. If any action is necessary to enforce the terms of this Agreement, it shall be brought in a court of appropriate jurisdiction in King County, Washington, and the substantially prevailing party shall be entitled to receive reasonable attorneys’ fees and costs.

EMPLOYEE

/s/ Peter Burns	2/15/08
Peter Burns	DATE

EMPLOYER
Jones Soda Co.

/s/ Scott Bedbury	2/15/08
By Scott Bedbury	DATE
Its Chairman

4